As filed with the Securities and Exchange Commission on June 16, 2008

Registration No. 333-142355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to the Form SB-2
on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOTUS PHARMACEUTICALS, INC.

(Name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

2834

(Primary Standard Industrial Classification Code Number)

20-0507918

(I.R.S. Employer Identification Number)

16 Cheng Zhuang Road

Feng Tai District

Beijing 100071 China

86-10-63899868

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Dr. Liu Zhong Yi

Chief Executive Officer

16 Cheng Zhuang Road

Feng Tai District

Beijing 100071 China

86-10-63899868

with a copy to:

Mr. Adam Wasserman,

Chief Financial Officer

1643 Royal Grove Way

Weston, Florida 33327

telephone: 877-801-0344

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard N.W.

Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[√]
(Do not check if a smaller reporting company)

ii

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the registration statement on Form SB-2, SEC File No. 333-142355, of Lotus Pharmaceuticals, Inc. as declared effective by the Securities and Exchange Commission on May 4, 2007. Such registration statement registered an aggregate of 3,000,000 shares of common stock issuable upon the possible conversion of $3,000,000 principal amount Secured Convertible Notes.

On February 12, 2007, we entered into Subscription Agreements with the selling stockholders named in the registration statement pursuant to which we issued and sold the Secured Convertible Notes. The maturity date of the notes was February 12, 2008. Interest on the notes commenced accruing on February 12, 2007 and was payable on April 30, 2007 and on the last business day of each calendar quarter thereafter. Interest was payable in cash, except that upon notice to the purchasers in writing not less than 15 trading days prior to the relevant interest payment date, we had the option of delivering shares of common stock that were registered exclusively for the purpose of satisfying the payment of interest and not principal valued at 75% of the average of the three lowest closing bid prices of the common stock as report by Bloomberg L.P. for the 20 trading days ending on the trading day preceding the relevant interest payment date. In the event of default under the terms of the notes, at the option of the purchaser, all sums of principal and interest remaining unpaid would become immediately due and payable. The notes were convertible into shares of our common stock a rate equal to $1.00 per share, subject to adjustment.

Between October 2007 and January 2008 the selling stockholders converted an aggregate of $480,000 Secured Convertible Notes into 480,000 shares of our common stock and have subsequently sold such securities. On February 25, 2008 we satisfied the remaining $2,520,000 principal amount of the notes and all accrued but unpaid interest through a cash payment. As a result of the satisfaction of the notes and pursuant to the undertakings contained in the registration statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, we are filing this Post-Effective Amendment to deregister the remaining 2,520,000 shares of our common stock which were issuable upon the possible conversion of the notes.

SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Beijing, China on June 16, 2008.

Lotus Pharmaceuticals, Inc.

By: /s/ Liu Zhong Yi

Dr. Liu Zhong Yi, Chief Executive Officer and director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Liu Zhong Yi Liu Zhong Yi	Chief Executive Officer, Chairman of the Board (principal executive officer)	June 16, 2008

/s/ Adam Wasserman Adam Wasserman	Chief Financial Officer (principal accounting and financial officer)	June 16, 2008

/s/ Ian Ashley	Director	June 16, 2008

/s/ * Li Ping	Director	June 16, 2008

/s/ * Liu Jin	Director	June 16, 2008

/s/ Caeli Widger	Director	June 16, 2008

/s/ * Xian Xuemei	Director	June 16, 2008

/s/ * Song Zhenghong	Director	June 16, 2008

* /s/ By: Adam Wasserman Adam Wasserman Attorney-in-Fact

The foregoing represents a majority of the Board of Directors.